As filed with the Securities and Exchange Commission on June 12, 2006
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pier 1 Imports, Inc.
(Name of Registrant as specified in its charter)

Delaware	75-1729843
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
100 Pier 1 Place
Fort Worth, Texas 76102
(817) 252-8000
(Address, including zip code,
and telephone number, including area code,
of Registrant’s principal executive offices)

Michael A. Carter, Esq.	Copy to:
Senior Vice President and General Counsel	Bruce A. Cheatham, Esq.
100 Pier 1 Place	Winstead Sechrest & Minick P.C.
Fort Worth, Texas 76102	5400 Renaissance Tower
(817) 252-7630	1201 Elm Street
(817) 252-7319 (fax)	Dallas, Texas 75270
(Name, address, including zip code,	(214) 745-5213
and telephone number, including	(214) 745-5390 (fax)
area code, of agent for service)
Approximate date of commencement of proposed sale to the public: From time to time after this
Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum		Proposed maximum
Title of each class of	be	offering price		aggregate offering	Amount of
securities to be registered	registered	per share (1)		price (1)	registration fee
6.375% Convertible Senior Notes due 2036	$165,000,000	100	%(2)	$165,000,000 (2)	$17,655
Common Stock, par value $1.00 per share	15,207,373 (3)	—	(4)	— (4)	—	(4)
Senior Guarantees	—	—		—	—	(5)

(1)	Equals the aggregate principal amount of notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Exclusive of accrued interest, if any.

(3)	Represents the maximum number of shares of common stock issuable upon conversion of the notes registered hereby at a conversion rate, corresponding to the maximum conversion rate, of 92.1659 shares of common stock for each $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions thereof.

(4)	The shares of common stock issuable upon conversion of the notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).

(5)	The notes are guaranteed by the guarantors named in the Table of Additional Co-Registrants. No separate consideration will be paid in respect of the guarantees, and therefore no registration fee is required pursuant to Rule 457(n.

Table of Additional Co-Registrants

(Exact name of the co-registrant as specified in its	(State or other jurisdiction of incorporation or
charter)	organization)	(I.R.S. Employer Identification No.)
PIER 1 ASSETS, INC.	Delaware	75-2552025

PIER 1 KIDS, INC.	Delaware	75-2922964

PIER 1 LICENSING, INC.	Delaware	75-2552034

PIER 1 IMPORTS (U.S.), INC.	Delaware	75-1673348

PIER 1 VALUE SERVICES, LLC	Virginia	22-3776169

PIER 1 HOLDINGS, INC.	Delaware	75-2668764

PIER 1 SERVICES COMPANY	Delaware	75-2668767

PROSPECTUS
$165,000,000
Pier 1 Imports, Inc.
6.375% Convertible Senior Notes due 2036
and
Shares of Common Stock issuable Upon Conversion of the Notes

In this prospectus unless otherwise stated, “the Company,” “Pier 1,” “we,” “our,” and “us” refer to Pier 1 Imports, Inc. With respect to the descriptions of our business contained in this prospectus, such terms refer to Pier 1 Imports, Inc. and our subsidiaries, unless the context indicates otherwise. This prospectus relates to the offering for resale of our 6.375% Convertible Senior Notes due 2036 and the shares of our common stock issuable upon conversion of the convertible senior notes. The convertible senior notes were offered to qualified institutional buyers in reliance on Rule 144A, in transactions exempt from, or not subject to, the registration requirements of the Securities Act, through the initial purchaser JPMorgan Securities, Inc. This prospectus will be used by selling securityholders to resell their convertible senior notes and shares of our common stock issuable upon conversion of their convertible senior notes. We will not receive any proceeds from sales by the selling securityholders.
     The notes are convertible, at the option of the holder, prior to the maturity date into cash and, if applicable, shares of our common stock in the following circumstances:
•	during any fiscal quarter (and only during that fiscal quarter) commencing after May 27, 2006 if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or

•	if the notes have been called for redemption; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”
     The initial conversion price per share is approximately $15.19, which represents an initial conversion rate of 65.8328 shares of common stock per $1,000 principal amount of notes. Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day observation period. See “Description of notes–Conversion rights–Payment upon conversion.” The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest.
     The notes bear interest at a fixed annual rate of 6.375%, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2006. The notes will mature on February 15, 2036. We may redeem the notes, in whole at any time, or in part from time to time, on or after February 15, 2011, at a redemption price, payable in cash, of 100% of the principal amount of the notes, plus accrued and unpaid interest. Holders may require us to repurchase all or a portion of their notes on each of February 15, 2011, 2016, 2021, 2026 and 2031 at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. Upon a fundamental change, as defined in the indenture governing the notes, holders may require us to repurchase all or a portion of their notes, at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash.
     The notes rank equally with all of our existing and future unsecured senior debt and senior to all our future subordinated debt. The notes are guaranteed on a senior unsecured basis by each of our subsidiaries that is currently a party to our senior credit facility. See “Description of notes–Subsidiary Guarantees.” The guarantees are senior obligations of our subsidiary guarantors. If we fail to make payment on the notes, our subsidiary guarantors must make them instead.
     The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “PIR.” On June 8, 2006, the closing sale price of our common stock on the New York Stock Exchange was $8.94 per share.

     Investing in our convertible senior notes or common stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
June 12, 2006

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Prospectus Summary
     This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents to which we have referred you before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-Looking Statements.”
Our company
     We are one of North America’s largest specialty retailers of unique decorative home furnishings, gifts and related items. During fiscal 2006, we directly imported proprietary, private-label merchandise from over 40 countries and sold a wide variety of furniture collections representing 40% of our merchandise mix, decorative accessories at 26%, bed and bath products at 15%, housewares at 13% and other seasonal assortments at 6%. We operate stores in the United States and Canada under the name Pier 1 Imports and Pier 1 Kids. Pier 1 Kids operates stores that sell children’s home furnishings and decorative accessories. As of February 25, 2006, we operated 1,100 Pier 1 stores in the United States, 83 Pier 1 stores in Canada and supported five franchised stores in the United States. We also operated 43 Pier 1 Kids stores in the United States.
     Pier 1 offers a diverse selection of products consisting of approximately 3,000 items. While the broad categories of Pier 1’s merchandise remain constant, individual items within these product groupings change frequently in order to meet the demands of our customers. Pier 1 merchandise largely consists of items that require a significant degree of handcraftsmanship and are mostly imported directly from foreign suppliers that operate in cottage industries and small factories. Pier 1 is not dependent on any particular supplier and has enjoyed long-standing relationships with many vendors.
     Pier 1 stores in the United States and Canada average approximately 9,800 gross square feet, which includes an average of approximately 7,800 square feet of retail selling space. The stores consist of freestanding units located near shopping centers or malls and in-line positions in major shopping centers. Pier 1 operates in all major U.S. metropolitan areas and many of the primary smaller markets. Pier 1 stores generally have their highest sales volumes during November and December as a result of the holiday selling season.
     We operate an e-commerce web site, which can be accessed at www.pier1.com, which provides our customers with access to Pier 1 products and services at their convenience. Customers can shop from substantially all of our merchandise assortment as well as purchase gift cards, create and manage bridal and gift registries, view interactive versions of recent catalogs, watch recent TV commercials and sign up for marketing email and direct mail. We also offer a Pier 1 proprietary credit card to customers and develop customer loyalty through targeted marketing promotions, including deferred payment options on larger ticket purchases.
Our strategy
     Throughout fiscal 2006, we continued to struggle with declining sales performance. Challenged with how to increase customer traffic and differentiate ourselves from the growing competition, we implemented several key initiatives. To regain our position as a unique specialty retailer, we are focusing on merchandising and marketing strategies as well as prudent management of the business through cost reductions and other restructuring plans throughout the organization.
     Through market research and customer feedback, we determined that our stores needed an updated look, complete with new merchandise lines and a redesigned store format. Market research showed that customers are looking for a “less is more” style of home furnishings, with more efficient and convenient shopping options. As a result, we have introduced a new line of merchandise with more contemporary designs, updated color palettes and a modern look. In addition to shelf displays, customers entering Pier 1 stores will now find merchandise arrangements designed to fit into particular areas of the home such as the living room, dining room, bedroom or patio. The new merchandise is displayed in a manner that allows the customers to imagine what it would look like in their own homes, as well as showing them how to incorporate different accessories into their living areas.
     In addition to the new merchandise initiatives, we have implemented new marketing strategies including new television advertisements, catalog mailings, magazine advertisements, and direct mail and Internet marketing. We began test marketing our catalog through limited mailings late in fiscal 2005 and again in early fiscal 2006 and decided to expand the mailings of catalogs with two nation-wide distributions during the fall and holiday season of fiscal 2006. Customer response was positive and we have decided to continue to expand this form of marketing and discontinue the use of newspaper inserts. The catalog offers an opportunity to show product to its best advantage, to suggest its use in home settings and to demonstrate the value proposition. In March 2006, we circulated ten million copies of the spring catalog. In April, we circulated a late spring edition of the catalog and followed it with a summer catalog in late May. In all, we plan to distribute nine direct mail catalogs throughout fiscal 2007. Our management feels that the catalogs will play an increasingly important role in the overall marketing plan as well as provide us with future business opportunities. Almost all items available through catalogs and Internet shopping are also available in stores.
     We continue to manage our business prudently by reducing capital expenditures and controllable costs, but we realize that sales will determine our success. Our new marketing and merchandising initiatives are anticipated to help bring customers back to our stores.
Our industry
     We compete in the highly competitive specialty retail business and compete primarily with specialty sections of large department stores, furniture and decorative home furnishings retailers, small specialty stores, discount stores, and catalog and Internet retailers. We believe that we compete on the basis of price, value, rapidly changing merchandise assortments, visual presentations of our merchandise, customer service and fashion sense. We also believe that we remain competitive with other retailers because of our name recognition and established vendor relationships. We believe that our Pier 1 Kids business offers an opportunity to take advantage of the growing demand for children’s furniture and accessories.
About us
     We are a Delaware corporation. Our principal offices are located at 100 Pier 1 Place, Fort Worth, Texas 76102, and our telephone number is (817) 252-8000. Our website is www.pier1.com. The information on our website is not part of this prospectus.

The Offering
     On February 14, 2006, we sold in a private offering $165,000,000 in aggregate principal amount of 6.375% Convertible Senior Notes due 2036 to the initial purchaser. We entered into a registration rights agreement with the initial purchaser in which we agreed, for the benefit of the holders of the convertible senior notes, to file a shelf registration statement with the SEC by June 14, 2006 with respect to resales of the convertible senior notes and common stock issued upon the conversion thereof. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by September 12, 2006 and to keep the shelf registration statement effective until such date as of which the convertible senior notes and common stock issued upon the conversion thereof have been sold pursuant to the shelf registration statement.
     The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, see “Description of Notes.” For purposes of the description of the notes included in this prospectus, references to “the Company,” “issuer,” “we,” “us,” and “our” refer only to Pier 1 Imports, Inc. and do not include our subsidiaries.

Issuer	Pier 1 Imports, Inc., a Delaware corporation.

Securities	$165,000,000 principal amount of 6.375% Convertible Senior Notes due 2036.

Maturity	February 15, 2036, unless earlier redeemed, repurchased or converted.

Interest	6.375% per year until February 15, 2011 and 6.125% per year thereafter. Interest on the notes will accrue from February 14, 2006. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2006.

Conversion rights	Holders may convert their notes at any time prior to the close of business on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder under the following circumstances:

	•	during any fiscal quarter (and only during that fiscal quarter) commencing after May 27, 2006 if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or

	•	if such notes have been called for redemption; or

	•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”

The initial conversion rate for the notes is 65.8328 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $15.19 per share), subject to adjustment.

Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day observation period. See “Description of notes—Conversion rights—Payment upon conversion.”

In addition, following certain corporate transactions that occur prior to February 15, 2011 and that also constitute a fundamental change (as defined in this offering memorandum), we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions in certain circumstances. If such fundamental change also constitutes a public acquirer change of control (as defined in this offering memorandum), we may, in lieu of increasing the conversion rate as described above, elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company as described under “Description of notes—Conversion rights—Conversion rate adjustments—Conversion after a public acquirer change of control.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Notes called for redemption may be surrendered for conversion prior to 5:00 p.m., New York City time, on the third scheduled trading day immediately preceding the redemption date.

Redemption at our option	On or after February 15, 2011, we may redeem for cash all or part of the notes, upon not less than 45 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to but excluding the redemption date.

Purchase of notes by us at the option of the holder	You have the right to require us to purchase all or a portion of your notes on each of February 15, 2011, February 15, 2016, February 15, 2021, February 15, 2026 and February 15, 2031 (each, a “purchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the purchase date. We will pay cash for all notes so purchased.

Fundamental change	If we undergo a fundamental change, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased.

Guarantees	The notes are guaranteed on a senior unsecured basis by our subsidiary guarantors that are currently party to our senior credit facility. See “Description of notes—Subsidiary guarantees.” We refer to those subsidiaries as the subsidiary guarantors.

Ranking	The notes rank equally in right of payment with all of our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The subsidiary guarantees rank equally in right of payment with the existing and future unsecured senior debt of our subsidiary guarantors and will be senior in right of payment to the future subordinated debt of our subsidiary guarantors. The notes and the guarantees will effectively rank junior to any of our secured indebtedness or the subsidiary guarantors’ secured indebtedness, in each case, to the extent of the value of the assets securing such indebtedness.

Use of proceeds	We will not receive any of the proceeds from the sale of the convertible senior notes or the common stock contemplated by this prospectus. See “Selling Securityholders.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	There is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “PIR.”

Convertible note hedge transaction	We entered into a convertible note hedge transaction with JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc., which is expected to reduce the potential dilution upon conversion of the notes. We used approximately $9 million of the proceeds of the offering of the notes to pay the cost of the convertible note hedge transaction.

In connection with hedging that transaction, JPMorgan Chase Bank, National Association, or its affiliates:

• entered into various derivative transactions with respect to our common stock concurrently with and shortly after the pricing of the notes; and

• may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions (including during any observation period in respect of any conversion of notes).

These activities could have the effect of increasing or preventing a decline in, the price of our common stock.
Risk Factors
     In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.
Ratio of Earnings to Fixed Charges
     The following table presents our historical ratios of earnings to fixed charges for the last five fiscal years.

	Fiscal Year Ended
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	3.41	3.81	3.31	2.10	*	*

**	Earnings were inadequate to cover fixed charges. The deficiency was $41.9 million.

Risk Factors
     The following information describes certain significant risks and uncertainties inherent in our business. Some of these risks are described below and in the documents incorporated by reference in this prospectus, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to participate in the purchase of the notes proposed in this prospectus. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material factors. You should carefully consider such risks and uncertainties, together with the other information contained in our latest Annual Report on Form 10-K and in our other public filings. If any of such risks and uncertainties actually occurs, our business, financial condition or operating results could differ materially from the plans, projections and other forward-looking statements included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our latest Annual Report on Form 10-K and in our other public filings. In addition, if any of the following risks and uncertainties, or if any other disclosed risks and uncertainties, actually occurs, our business, financial condition or operating results could be harmed substantially.
Risk Factors Related to the Company
Strategic Risks and Strategy Execution Risks
We must be able to anticipate, identify and respond to changing trends and customer preferences for home furnishings.
     The success of our specialty retail business depends upon our ability to predict trends in home furnishings consistently and to provide merchandise that satisfies consumer demand in a timely manner. Consumer preferences often change and may not be reasonably predicted. A majority of our merchandise is manufactured, purchased and imported from countries around the world and is typically ordered well in advance of the applicable selling season. Extended lead times of four to twelve months may make it difficult to respond rapidly to changes in consumer demand and as a result we may be unable to react quickly and source needed merchandise. Also, our vendors may not have the ability to handle our increased demand for product. The seasonal nature of the specialty home furnishing business leads us to purchase and requires us to carry a significant amount of inventory prior to our peak selling season. As a result, we may be vulnerable to changes in evolving home furnishing trends, customer preferences, pricing shifts, and may misjudge the timing and selection of merchandise purchases. Our failure to anticipate, predict and respond in a timely manner to changing home furnishing trends could lead to lower sales and additional promotional discounts and clearance markdowns in an effort to clear merchandise, which could have a negative impact on merchandise margins and in turn the results of operations.
Failure to control merchandise returns could negatively impact the business.
     We have established a provision for estimated merchandise returns based upon historical experience and other known factors. If actual returns are greater than those projected by management, additional sales returns could be recorded in the future. Also, to the extent that returned merchandise is damaged, we may not receive full retail value from the resale of the returned merchandise. Introductions of new merchandise, changes in merchandise mix, merchandise quality issues, changes in consumer confidence, or other competitive and general economic conditions may cause actual returns to exceed the provision for estimated merchandise returns. An increase in merchandise returns that exceeds our current provisions could negatively impact the business and operating results.
The success of the business is dependent on factors affecting consumer spending that we cannot control.
     Consumer spending, including spending for the home and home-related furnishings, is dependent upon factors that include but are not limited to general economic conditions, levels of employment, disposable consumer income, prevailing interest rates, consumer debt, costs of fuel, recession and fears of recession, war and fears of war, inclement weather, tax rates and rate increases, consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security. Unfavorable changes in factors affecting discretionary spending could reduce demand for our products and therefore lower sales and negatively impact the business and operating results.
We intend to expand our direct to consumer business in an effort to continue to grow and may face challenges that may cause these expansion plans to fail.
     We currently operate an e-commerce web site which serves as a marketing vehicle for the business and provides consumers access to our products and services at their convenience. We believe our introduction of the catalog business has allowed us to focus on cross-channel integration and to more effectively utilize our web site to reach new and existing customers. We plan to fully integrate our direct to consumer business by the end of fiscal 2007 with the introduction of delivery of products direct to the customer’s home or to their local Pier 1 store, at their request. The newest channel of direct to consumer business is expected to play a more critical role to the growth of the business and will complement our current retail locations, e-commerce web site and catalog business.
Failure to successfully manage and execute our marketing initiatives could have a negative impact on the business.
     Our continued success and growth has become dependent on improving customer traffic in order to gain sales momentum in our stores and on our e-commerce web site. Historically, we have utilized various media to reach the consumer and we have experienced varying levels of favorable response to our marketing efforts. Often media placement decisions are made months in advance and our inability to accurately predict our consumers preferred method of communication may negatively impact the business and operating results.
Risks Related to Profitable Growth
Our success depends, in part, on our ability to find desirable new locations at reasonable rental rates and close underperforming stores at or before the conclusion of their lease terms.
     Historically, the continued growth of the business has been highly dependent on opening and operating new stores at a reasonable profit. While management is currently executing a very disciplined growth strategy, we will continue to pursue new store locations. The ability to continue to open additional stores successfully will depend upon a number of factors, many of which are beyond our control, including identification and availability of suitable store locations; negotiation of favorable lease terms; securing required governmental permits and approvals; availability of construction materials and labor at reasonable prices; obtaining financing on acceptable terms; and general economic conditions.
     For a majority of our current store base, a large portion of a stores’ operating expense is our costs associated with leasing the location. Management actively monitors individual store performance to ensure stores can remain profitable or have the ability to rebound to a profitable state. Current locations may not continue to be desirable as demographics may adversely change and we may choose to close an underperforming store before its lease expires. If management chooses to close an existing store before its lease expiration, we could suffer operating losses until the lease term expires or until the lease arrangement has been restructured or the lease obligation has been settled.
Failure to attract and retain an effective management team or changes in the costs or availability of a suitable workforce to manage and support our stores and distribution facilities could adversely affect the business.
     Our success is dependent, in a large part, on being able to successfully attract, motivate and retain a qualified management team and employees. Sourcing qualified candidates to fill important positions within our company, especially management, in the highly competitive retail environment may prove to be a challenge. The inability to recruit and retain such individuals could result in turnover in our stores and distribution facilities, which could have an adverse effect on the business. Management will continue to assess our compensation structure in an effort to attract future qualified candidates or retain current experienced management team members.
     Occasionally we experience union organizing activities in our non-unionized distribution facilities. These types of activities may result in work slowdowns or stoppages and higher labor costs. Any increase in costs associated with labor organization at our distribution facilities could result in higher costs to distribute inventory and could negatively impact merchandise margins.
Factors affecting the general strength of the economy, should they decline, could result in reduced consumer demand for our products.
     Our successful execution relies on customer demand for our merchandise, which is affected by factors that are impacted by prevailing economic conditions. A general slowdown in the United States economy and an uncertain economic outlook may adversely affect consumer spending which in turn could result in lower sales and unfavorable operating results. A prolonged economic downturn could have a material adverse effect on the business, and our financial condition and results of operations.
We operate in a highly competitive retail environment with companies offering similar merchandise to ours, and if customers are lost to our competitors, sales could decline.
     Our retail locations, e-commerce web site and direct mail catalog business operate in the highly competitive specialty retail business competing with specialty sections of large department stores, home furnishing stores, small specialty stores, discount stores and catalog and Internet retailers. Management believes that in addition to competing for sales, we compete on the basis of pricing and quality of products, constantly changing merchandise assortment, visual presentation of our merchandise and customer service. We also believe our Pier 1 operations are competitive with other retailers due to brand awareness and name recognition, established vendor relationships and the extent and variety of the merchandise offered. The level of competition is not anticipated to decrease and if we are unable to maintain a competitive position, we could experience negative pressure on retail prices which in turn could result in reduced merchandise margins and operating results.
Increases in certain operating costs that we cannot entirely control may have a significant impact on our profitability.
     We need to manage our operating costs effectively and continue to look for opportunities to reduce these costs. Such costs include; rent, fuel and utility costs, delivery expenses, postage, advertising media and production costs (including the cost of paper and printing), and costs of obtaining commercial insurance.
Our business is subject to seasonal variations, with a significant portion of our sales and earnings occurring during two months of the year.
     Approximately 25% of our sales generally occur during the November-December holiday selling season. Failure to predict consumer demand correctly during these months could result in lost sales or gross margin erosion if merchandise must be marked down to clear inventory.
Our business may be harmed by adverse weather conditions and natural disasters.
     Extreme or undesirable weather can affect customer traffic in retail stores as well as customer shopping behavior. Natural disasters such as earthquakes, weather phenomena, and events causing infrastructure failures could adversely affect any of our retail locations, distribution centers, administrative facilities, ports, or locations of our suppliers domestically and in foreign countries.

Risks Associated with Dependence on Technology
We are heavily dependent on various kinds of technology in the operation of our business.
     Failure of any critical software applications, technology infrastructure, telecommunications, data communications, or networks could have a material adverse effect on our ability to manage the merchandise supply chain, sell products, accomplish payment functions or report financial data. Some business processes that are dependent on technology are outsourced to third parties. Such processes include gift card tracking and authorization, credit card authorization and processing, catalog and e-commerce fulfillment, insurance claims processing, processing and payment of payroll outside the United States, and record keeping for retirement plans. We make a diligent effort to insure that all providers of outsourced services observe proper internal control practices, such as redundant processing facilities; however, there are no guarantees that failures will not occur. Failure of third parties to provide adequate services could have an adverse effect on our results of operations, liquidity, or ability to accomplish our financial and management reporting.
Regulatory Risks
We are subject to laws and regulatory requirements in many jurisdictions. Changes in these laws and requirements may result in additional costs, including the costs of compliance as well as potential penalties for non-compliance.
     We operate in many local, state, and federal taxing jurisdictions, including foreign countries. In most of these jurisdictions we are required to collect state and local sales taxes at the point of sale and remit them to the appropriate taxing authority. We are also subject to income taxes, excise taxes, franchise taxes, and other special taxes. We are also required to maintain various kinds of business and commercial licenses to operate our stores and other facilities. Rates of taxation are beyond our control, and increases in such rates or taxation methods and rules could have a material impact on our profitability. Failure to comply with laws concerning the collection and remittance of taxes and with licensing requirements could also subject us to financial penalties or business interruptions.
     Local, state, and federal legislation also has a potential material effect on our profitability or ability to operate our business. Compliance with certain legislation carries with it significant costs. We are subject to oversight by many governmental agencies in the course of operating our business because of our numerous locations, large number of employees, contact with consumers, granting of credit, and importation and exportation of product. Insuring compliance with regulations may cause us to incur significant expenses, including the costs associated with periodic audits. Failure to comply may also cause additional costs in the form of penalties.
Risks Associated with International Trade
As a retailer of imported merchandise, we are subject to certain risks that typically do not affect retailers of domestically produced merchandise.
     We usually order merchandise from four to twelve months in advance of delivery and generally pay for the merchandise at the time it is loaded for transport to designated United States destinations. Global political unrest, war, threats of war, terrorist acts or threats, especially threats to foreign and United States ports, could affect our ability to import merchandise from certain countries. Fluctuations in foreign currency exchange rates, restrictions on the convertibility of the dollar and other currencies, duties, taxes and other charges on imports, dock strikes, import quota systems and other restrictions sometimes placed on foreign trade can affect the price, delivery and availability of imported merchandise as well as exports to our stores in other countries. The inability to import products from certain countries, unavailability of adequate shipping capacity at reasonable rates, or the imposition of significant tariffs could have a material adverse effect on our results of operations. Freight costs contribute a substantial amount to the cost of imported merchandise. Monitoring of foreign vendors’ compliance with United States laws and our standards, including quality standards, is more difficult than monitoring of domestic vendors.

     The United States government has the authority to enforce trade agreements, resolve trade disputes, and open foreign markets to United States goods and services. The United States government may also impose trade sanctions on foreign countries that are deemed to violate trade agreements or maintain laws or practices that are unjustifiable and restrict United States commerce. In these situations the United States government may increase duties on imports into the United States from one or more foreign countries. In this event, we could be adversely affected by the imposition of trade sanctions.
     In addition, the United States maintains in effect a variety of additional international trade laws under which our ability to import may be affected from time to time, including, but not limited to, the antidumping law, the countervailing duty law, the safeguards law, and laws designed to protect intellectual property rights. Although we may not be directly involved in a particular trade dispute under any of these laws, our ability to import, or the terms and conditions under which we can continue to import, may be affected by the outcome of that dispute.
     In particular, because we import merchandise from countries around the world, we may be affected from time to time by antidumping petitions filed with the United States Commerce Department and International Trade Commission by United States producers of competing products alleging that foreign manufacturers are selling their own products at prices in the United States that are less than the prices that they charge in their home country market or in third country markets or at less than their cost of production. Such petitions, if successful, could significantly increase the United States import duties on those products. In that event, we might possibly decide to pay the increased duties, thereby possibly increasing our price to consumers. Alternatively, we might decide to source the product or a similar product from a different country not subject to increased duties or else discontinue the importation and sale of the product.
     In recent years, dispute resolution processes have been utilized to resolve disputes regarding market access between the European Union, China, the United States and other countries. In some instances these trade disputes can lead to the threats by countries of sanctions against each other, which can include import prohibitions and increased duty rates on imported items. We consider any agreement that reduces tariff and non-tariff barriers in international trade beneficial to our business. Any type of sanction on imports is likely to increase our import costs or limit the availability of products purchased from sanctioned countries. In that case, we may be required to seek similar products from other countries.
Risks Relating to Liquidity
Insufficient cash flows from operations could result in the substantial utilization of our secured credit facility which may impose certain financial covenants.
     We maintain a secured credit facility to enable us to issue merchandise and special purpose standby letters of credit as well as occasionally to fund working capital requirements. Borrowings under the credit facility are subject to a borrowing base calculation consisting of a percentage of eligible inventory and third party credit card receivables. Substantial utilization of the availability under the borrowing base will result in various restrictions on us including: restricting our ability to repurchase our common stock or pay dividends, dominion over our cash accounts, and requiring compliance with a minimum fixed charge coverage ratio. While we do not anticipate the use of the facility for working capital purposes in the next twelve months, significant decreases in cash flow from operations and investing could result in our borrowing increased amounts under the credit facility to fund operational needs and potentially being subjected to these limitations.

Changes in our credit rating may result in a significant decrease in cash available for our use.
     Our credit card securitization program requires that we maintain a minimum credit rating. Should our credit rating fall more than one notch, or our rating be withdrawn, the certificate holders would be entitled to retain funds collected on the outstanding credit card receivables until the certificate holders have been repaid amounts owed. To avoid such an event, our non-consolidated subsidiary would endeavor to amend the securitization agreement to lower the minimum acceptable credit rating or eliminate the rating requirement. In the past, our non-consolidated subsidiary has been able to amend our securitization agreement as needed; however, there are no assurances that future amendments will be obtainable. If such an event were not avoided, it could negatively impact our liquidity position as it would reduce the non-consolidated subsidiary’s funds available to purchase our newly generated proprietary credit card receivables and could further result in defaults under other agreements, including our secured credit facility. A default under the secured credit facility that remains uncured or that was not waived by the lenders would cause severe limitations on our ability to issue letters of credit or borrow funds to cover operational needs, which would negatively impact the business.
Risks Related to the Notes
Although the notes are referred to as “senior notes,” and the subsidiary guarantees are senior obligations of our subsidiaries, each will be effectively subordinated to our secured debt and any secured liabilities of our subsidiaries.
     The notes will effectively rank junior to any of our secured debt or any secured debt of our subsidiaries, including our senior credit facility, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after that secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. Similarly, the subsidiary guarantees of the notes will effectively rank junior to any secured debt of the applicable subsidiary, including our senior credit facility, to the extent of the value of the assets securing that debt. Our subsidiaries had indebtedness of $19 million as of May 27, 2006, all of which was secured debt.
A fundamental change may adversely affect us or the notes.
     Our senior credit facility provides that certain fundamental changes with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right for a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, due to the financial effect of such a purchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.
     Furthermore, the fundamental change provisions, including the provisions requiring us to increase the conversion rate by additional shares related to conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.
We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.
     Upon conversion of the notes, we will be required to pay a settlement amount in cash and shares of our common stock, if any, based upon a 25 trading-day observation period. In addition, on February 15, 2011 and on each successive fifth anniversary thereof prior to maturity, holders of the notes may require us to purchase their notes for cash. Holders may also require us to purchase their notes upon a fundamental change as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” A fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes tendered by the holders in cash.
     Further, our ability to pay the settlement amount in cash, or the purchase price or fundamental change purchase price for the notes in cash, will be subject to limitations we may have in our credit facilities or any other indebtedness we may have in the future. If you convert your notes or require us to repurchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.
     Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in the acceleration of our other indebtedness.
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from us or our subsidiary guarantors.
     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee,
•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee, and, at the time it issued the guarantee,
•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.
     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it incurred the debt,
•	the sum of its debts, including liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
     We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the subsidiary guarantees of the notes would not be voided or a subsidiary guarantee of the notes would not be subordinated to that subsidiary guarantor’s other debt.
     If a case were to occur, any subsidiary guarantee of the notes incurred by one or more of the subsidiary guarantors could also be subject to the claim that, since the subsidiary guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.
     A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the notes.
Future sales of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.
     Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in out company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes. As of June 8, 2006, we held approximately 13,356,945 shares of our common stock in reserve for future issuance to our employees, directors and officers pursuant to our equity award programs.
The market price of the notes could be significantly affected by the market price of our common stock and other factors.
     We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in “Risk factors” and in “Forward-looking statements,” many of which are beyond our control.
The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.
     The notes are convertible into cash and shares of our common stock, if applicable, only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.
Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period.
     Generally, we will satisfy our conversion obligation to holders by paying cash and by delivering shares of our common stock based on a daily conversion value calculated on a proportionate basis for each day of the 25 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 25 trading-day observation period, settlement will be delayed until at least the 23rd trading day following the related conversion date. See “Description of notes—Conversion rights—Payment upon conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.
     Our failure to convert the notes into cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.
The notes are not protected by restrictive covenants.
     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Description of notes—Conversion rights—Conversion rate adjustments—Conversion after a public acquirer change of control.”
The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.
     If a specified corporate transaction that constitutes a fundamental change occurs prior to February 15, 2011, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the specified corporate transaction occurs after February 15, 2011 or if the price of our common stock in the transaction is greater than or equal to $40.00 per share or less than $10.85 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 92.1659 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”
     Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
The conversion rate of the notes may not be adjusted for all dilutive events.
     The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” In addition, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
     Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
The trading market for the notes may be limited.
     The notes are a new issue of securities for which there is currently no trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active trading market for the notes fails to develop or be sustained, the trading price for the notes could fall.
     Moreover, even if an active trading market for the notes were to develop, the notes could trade at prices that may be lower than the initial offering prices of the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.
You may be deemed to have received a taxable distribution without the receipt of any cash.
     The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the U.S. holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder (as defined in “Certain United States federal income tax considerations”), such deemed dividend may be subject to United States withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States federal income tax considerations.”
The convertible note hedge transaction may affect the value of the notes and our common stock.
     We have entered into a convertible note hedge transaction with JPMorgan Chase Bank, National Association. This transaction is expected to reduce the potential dilution upon conversion of the notes. We used approximately $9 million of the proceeds of the offering of the notes to pay the cost of this transaction. In connection with hedging these transactions, JPMorgan Chase Bank, National Association or its affiliates:
•	have entered into various derivative transactions with respect to our common stock concurrently with and expect to enter into such transactions shortly after the pricing of the notes; and

•	may enter into, or may unwind, various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to a conversion of notes).
     Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or shortly following the pricing of the notes. JPMorgan Chase Bank, National Association or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modification may occur during any observation period for a conversion of notes, which may have a negative effect on the settlement amount received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, JPMorgan Chase Bank, National Association or its affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for the converted notes.

Forward-Looking Statements
     This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. We may also make forward-looking statements in other reports filed with the Securities and Exchange Commission and in material delivered to the Company’s shareholders. Forward-looking statements provide current expectations of future events based on certain assumptions. These statements encompass information that does not directly relate to any historical or current fact and often may be identified with words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects” and other similar expressions. Our expectations and assumptions regarding planned store openings, financing of obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting our key business processes, our ability to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and our ability to source, ship and deliver items from foreign countries to its United States distribution centers at reasonable prices and rates and in a timely fashion. The foregoing risks and uncertainties are in addition to others discussed elsewhere in this report. We assume no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Use of Proceeds
     We will not receive any of the proceeds from the sale of the convertible senior notes or the common stock contemplated by this prospectus. See “Selling Securityholders” for a list of the persons receiving proceeds from the sale of the convertible senior notes or the underlying common stock.

Description of Notes
     We issued our 6.375% Convertible Senior Notes due 2036 (the “Notes”) under an Indenture dated as of February 14, 2006 (the “Indenture”), among the Company, and JPMorgan Chase Bank, National Association, as Trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).
     The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.
     For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Pier 1 Imports, Inc. and not to its subsidiaries.
General
The notes
     The notes
•	are general unsecured, senior obligations of the Company;

•	are initially limited to an aggregate principal amount of $165 million;

•	mature on February 15, 2036;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance;”

•	rank equally in right of payment to any future unsecured senior indebtedness of the Company;

•	are unconditionally guaranteed on a senior basis by each subsidiary of the Company that is currently a party to our senior credit facility; and

•	are expected to be eligible for trading in The PORTAL Market.
     Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted initially at an initial conversion rate of 65.8328 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $15.19 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the 25 trading-day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Payments on the notes; paying agent and registrar
     We will pay principal of certificated notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office at 4 New York Plaza, New York, New York 10004 as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
     We will pay principal of and interest on (including any additional interest) notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.
Transfer and exchange
     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption or surrendered for conversion. Also, the Company is not required to register any transfer or exchange of any note for a period of 15 days before the mailing of a notice of redemption.
General
     The registered holder of a note will be treated as the owner of it for all purposes.
     The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.
     The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise.
     Other than restrictions described under “Fundamental change permits holders to require us to purchase notes” and “Consolidation, merger and sale of assets” below and except for the provisions set forth under “Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Conversion rights— Conversion rate adjustments—Conversion after a public acquirer change of control,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

Interest
     The notes bear interest at a rate of 6.375% per year until February 15, 2011 and at a rate of 6.125% per year thereafter. Interest on the notes will accrue from February 14, 2006. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2006.
     Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
Ranking
     The notes are general unsecured obligations of the Company that rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company and similarly the subsidiary guarantees will rank junior to any secured indebtedness of the subsidiary guarantors, in each case to the extent of the value of the assets securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The subsidiary guarantees of the notes will have a similar ranking with respect to secured and unsecured senior debt of the subsidiary guarantors as the notes do with respect to secured and unsecured senior debt of the Company as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.
     At May 27, 2006, our total consolidated indebtedness was $184 million. Subsidiaries of the Company had indebtedness of $19 million as of May 27, 2006, all of which was secured. Each subsidiary guarantee of the notes will be effectively subordinated to all secured debt of the relevant subsidiary guarantor to the extent of the value of the assets securing such debt. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay the cash purchase price or cash fundamental change price if a holder requires us to repurchase notes as described below. See “Risk Factors—We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”
Subsidiary guarantees
     Our subsidiary guarantors (as defined below) will, jointly and severally, unconditionally guarantee the Company’s payment obligations under the notes. Each subsidiary guarantee will rank equally in right of payment with all existing and future liabilities of subsidiary guarantors that are not subordinated. Each subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. The subsidiary guarantees with respect to a note will automatically terminate immediately prior to such note’s conversion. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.
     “Subsidiary guarantors” means all of our subsidiaries that are currently a party to our senior credit facility (as defined below).
     “Senior credit facility” means (i) the Credit Agreement, dated as of November 22, 2005 among the Company, Pier 1 Imports (U.S.), Inc., Pier 1 Kids, Inc., the borrowers named therein, Bank of America,

N.A., as administrative and collateral agent, and the lenders named therein, and (ii) any amendment, modification, renewal, extension or refinancing thereof.
     A subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guaranty in the following circumstances, each of which is permitted by the indenture:
•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to the Company or any affiliate); or

•	upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor (other than to the Company or any affiliate).
     The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Optional redemption
     No sinking fund is provided for the notes. Prior to February 15, 2011, the notes will not be redeemable. On or after February 15, 2011, we may redeem for cash all or part of the notes at any time, upon not less than 45 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including any additional interest, to but excluding the redemption date (subject to holders of record on a regular record date for the payment of interest).
     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.
     If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
     In the event of any redemption in part, we will not be required to
•	issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
Conversion rights
General
     Subject to the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon redemption,” and “—Conversion upon specified corporate transactions,” holders may convert each of their notes initially at an initial conversion rate of 65.8328 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $15.19 per share of common stock ) at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 25 trading-day observation period (as defined below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.
     The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.
     Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy our obligation to pay
•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.
     As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made
•	if we have specified a redemption date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
     Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:
Conversion upon satisfaction of sale price condition
     A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after May 27, 2006 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.
     The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by The Nasdaq Stock Market.
     If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq Stock Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.
     If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
Conversion upon notice of redemption
     If we call any or all of the notes for redemption, holders may convert notes that have been so called for redemption at any time prior to the close of business on the third scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time.
Conversion upon specified corporate transactions
Certain distributions
     If we elect to
•	distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock at the time of the distribution; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.
Certain corporate events
     If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date). In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (5) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the purchase date corresponding to such fundamental change.
Conversion procedures
     If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
     If you hold a certificated note, to convert you must
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
     The date you comply with these requirements is the conversion date under the indenture.
     If a holder has already delivered a purchase notice as described under either “—Purchase of notes by us at the option of the holder” or “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.
Payment upon conversion
     Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period.
     “Daily settlement amount,” for each of the 25 trading days during the observation period, shall consist of:
•	cash equal to the lesser of $40 and the daily conversion value; and

•	to the extent the daily conversion value exceeds $40, a number of shares equal to, (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP for such day.
     “Daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

     “Daily VWAP” means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PIR<equity> AQR” in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as our board of directors determines in good faith using a volume-weighted method).
     “Observation period” with respect to any note means the 25 consecutive trading-day period beginning on and including the second trading day after the related conversion date, except that with respect to any related conversion date occurring after the date of issuance of a notice of redemption as described under “—Optional redemption,” the “observation period” means the 25 consecutive trading days beginning on and including the twenty-eighth scheduled trading day prior to the applicable redemption date.
     “Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a last reported sale price for our common stock may be obtained for that day.
     “Market disruption event” means (i) a failure by the exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
     We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.
     We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the settlement amount.
Conversion rate adjustments
     The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.
(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we affect a share split or share combination, the conversion rate will be adjusted based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to such event
CR' = the conversion rate in effect immediately after such event
OS0 = the number of shares of our common stock outstanding immediately prior to such event
OS' = the number of shares of our common stock outstanding immediately after such event

(2)	If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):
where,
CR0 = the conversion rate in effect immediately prior to such event
CR' = the conversion rate in effect immediately after such event
OS0 = the number of shares of our common stock outstanding immediately prior to such event
X = the total number of shares of our common stock issuable pursuant to such rights
Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for the issuance of such rights
(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;
then the conversion rate will be adjusted based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to such distribution
CR' = the conversion rate in effect immediately after such distribution
SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution
FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to such distribution
CR' = the conversion rate in effect immediately after such distribution
FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off
MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off
The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.
(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than regular quarterly cash dividends that do not exceed $0.10 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formula:
where,
CR0 = the conversion rate in effect immediately prior to the record date for such distribution
CR' = the conversion rate in effect immediately after the record date for such distribution
SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;
C = the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold, in the case of a regular quarterly dividend, or, in the case of any other dividend or distribution, the full amount of such dividend or distribution.
The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4).

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:
where,
CR0 = the conversion rate in effect on the date such tender or exchange offer expires
CR' = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer
OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires
OS' = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires
SP’ = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires
     Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
     We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
     A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income tax considerations.”
     To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     The applicable conversion rate will not be adjusted
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.
     Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate.
Recapitalizations, reclassifications and changes of our common stock
     In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
     However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Conversion after a public acquirer change of control” in lieu of changing the conversion right in the manner described in this paragraph.
Adjustments of average prices
     Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes
     If you elect to convert your notes as described above under “Conversion upon specified corporate transactions—Certain corporate events,” and the corporate transaction occurs on or prior to February 15, 2011 and also constitutes a fundamental change (as defined under “—Fundamental change permits holders to require us to purchase notes”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion occurring at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change will be deemed to have occurred in connection with such fundamental change notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.
     The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.
     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”
     The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock price
Effective date	$10.85	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$ 40.00

February 15, 2006	26.3331	21.2297	14.6219	10.6388	8.0895	6.3732	5.1659	4.2835	3.6171	3.0991	2.6863	2.3502	0.0000
February 15, 2007	26.3331	20.1746	13.4247	9.4867	7.0548	5.4778	4.4074	3.6531	3.0997	2.6810	2.3549	2.0942	0.0000
February 15, 2008	26.3331	18.8501	11.8521	7.9304	5.6279	4.2152	3.3067	2.6991	2.2722	1.9608	1.7251	1.5400	0.0000
February 15, 2009	26.3331	17.3632	9.9841	6.1022	4.0115	2.8493	2.1757	1.7643	1.4974	1.3134	1.1789	1.0754	0.0000
February 15, 2010	26.3331	15.3715	7.1436	3.3338	1.6930	1.0193	0.7442	0.6239	0.5626	0.5254	0.4991	0.4787	0.0000
February 15, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

     The exact stock prices and effective dates may not be set forth in the table above, in which case
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $40.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $10.85 per share (subject to adjustment), no additional shares will be issued upon conversion.
     Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 92.1659 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Conversion after a public acquirer change of control
     Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by a number of additional shares as described in “—Adjustment to shares delivered upon conversion upon certain fundamental changes” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion rights”) into a number of shares of public acquirer common stock (as defined below), still subject to the arrangements for payment upon conversion as set forth above under “Payment upon conversion,” by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction
•	the numerator of which will be the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
     A “public acquirer change of control” means a fundamental change as defined in clause (2) in the definition thereof in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
     Upon a public acquirer change of control, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion rights” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under “—Adjustment to shares delivered upon conversion upon certain fundamental changes.” We are required to notify holders of our election in our notice to holders of such transaction. In addition, upon a public acquirer change of control, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.
Purchase of notes by us at the option of the holder
     Holders have the right to require us to purchase the notes on February 15, 2011, February 15, 2016, February 15, 2021, February 15, 2026 and February 15, 2031 (each, a “purchase date”). We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional amounts, to such purchase date. Any notes purchased by us will be paid for in cash.
     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things
•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to repurchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
     A notice electing to require us to purchase your notes must state
•	if certificated notes have been issued, the certificate numbers of the notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
     No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.
     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then

•	the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest and additional interest upon delivery or transfer of the notes).
Fundamental change permits holders to require us to purchase notes
     If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.
     A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs
(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;

(3)	continuing directors cease to constitute at least a majority of our board of directors;

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5)	our common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.
     A fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”)

and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.
     “Continuing director” means a director who either was a member of our board of directors on the date of this offering memorandum or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.
     On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things
•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
     To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of fundamental change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state
•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then
•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).
     The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
     No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.
     The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
     If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets
     The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.
     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.
Events of default
     Each of the following is an event of default:
(1)	default in any payment of interest, including any additional interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right and such failure continues for a period of five days;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5)	failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets;”

(6)	failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7)	default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by the Company or such subsidiary;

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or significant subsidiaries (the “bankruptcy provisions”);

(9)	a final judgment for the payment of $10 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(10)	except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee.
     If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.
     The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:
(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
     The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.
Modification and amendment
     Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the redemption price, the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than that stated in the note or, other than in accordance with the provisions of the indenture, eliminate any existing subsidiary guarantee of the notes;

(7)	impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
     Without the consent of any holder, the Company and the trustee may amend the indenture to:
(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes;

(5)	secure the notes;

(6)	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7)	make any change that does not materially adversely affect the rights of any holder;

(8)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(9)	conform the provisions of the indenture to the “Description of notes” section in this offering memorandum.
     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in respect of notes
     Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Trustee
     JPMorgan Chase Bank, National Association is the trustee, security registrar, paying agent and conversion agent. JPMorgan Chase Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
     We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing law
     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Description of Certain Other Indebtedness
Revolving credit facility
     On November 22, 2005, we, through our subsidiaries, Pier 1 Imports (U.S.), Inc. and Pier 1 Kids, Inc., entered into a Credit Agreement with Bank of America, N.A., as administrative agent and collateral agent and various lender parties thereto (“Credit Agreement”). The Credit Agreement provides for a $325,000,000 senior secured five-year revolving credit facility secured by all of our U.S. and Canadian inventory and our third party credit card receivables and is governed by a borrowing base as defined therein.
Borrowing base and interest
     Borrowings under the credit facility will be limited to the lesser of $325,000,000 or the amount of the borrowing base as defined in the Credit Agreement. At our option, borrowings will bear interest, payable quarterly or, if earlier, at the end of each interest period, at either (a) the LIBO Rate plus a spread varying from 75 to 125 basis points per annum, depending on the amount then borrowed under the credit facility (initially 100 basis points) or (b) the higher of the Prime Rate or the Federal Funds Rate. Provided that there is no default and no default would occur as a result thereof, we may request that the credit facility be increased to an amount not to exceed $375,000,000. Under the terms of the Credit Agreement, we agree to pay a fee on the unused portion of the credit facility payable monthly in arrears at a rate of 25 basis points per annum. In addition, we will pay, when applicable, letter of credit fronting fees and fees on the amount of letters of credit outstanding.
Covenants
     The credit agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on us and certain of our subsidiaries with respect to liens, investments, incurrence of indebtedness, disposition of assets, mergers and acquisitions, subordinated debt, and transactions with affiliates. The credit agreement does not require us to comply with financial covenants unless the amount available under the credit facility is less than $32.5 million, in which case, we would be required to maintain a fixed charge coverage ratio as defined in the Credit Agreement. We may use the proceeds of borrowings under the Credit Agreement for working capital, capital expenditures and other general corporate purposes.
Events of default
     Events of default under the Credit Agreement include, among other things: failure to pay any principal, interest or fees due under the Credit Agreement prior to the expiration of any applicable grace period; a default in the performance of any covenant in the loan documents that is not timely cured; a default under any indebtedness in excess of $5,000,000 that permits the holder thereof to accelerate such indebtedness; a change of control; our bankruptcy, insolvency or dissolution; entry of a final judgment for the payment of money exceeding $5,000,000 that is not timely discharged; incurrence of specified liability resulting from termination or other events relating to certain employee benefit plans; and incurrence of any uninsured or unreimbursed loss to any material portion of the collateral.

Description of Capital Stock
     Our authorized capital stock consists of 500,000,000 shares of common stock, $1.00 par value per share, of which 87,244,475 shares were outstanding as of June 8, 2006, and 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. The following summary of our common stock is not complete and may not contain all the information you should consider before investing in the notes or common stock. This description is subject to and qualified in its entirety by provisions of our certificate of incorporation as amended and our amended and restated bylaws, which are incorporated by reference into this offering memorandum, and by provisions of applicable Delaware law.
Common stock
     Each outstanding share of our common stock entitles the holder thereof to one vote on all matters voted upon by our stockholders. Holders of our common stock are not entitled to any cumulative voting rights or to any preemptive rights. The outstanding shares of common stock are fully paid and nonassessable.
     In the event of any liquidation, dissolution or winding up of the affairs of the company, subject to the rights of holders of any preferred stock, each outstanding share of common stock entitles its holder to receive pro rata any assets remaining after satisfaction of corporate liabilities.
     Subject to the rights of holders of any preferred stock, all outstanding shares of common stock are entitled to share equally in such dividends as our board of directors, in its discretion, may validly declare from funds legally available therefore.
Preferred stock
     Our board of directors is authorized to issue preferred stock from time to time in the future, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the board of directors in the resolution authorizing their issuance. The issuance of preferred stock by the board of directors could adversely affect the rights of holders of shares of common stock. For example, the issuance of preferred stock could result in a class of securities outstanding that would have certain preferences with respect to dividends and liquidation over the common stock and could result in a dilution of the voting rights of the common stock. Further, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock and may have the effect of delaying, deferring or preventing a change in control of our company. We have no agreements or understandings for the issuance of any shares of preferred stock.
Delaware anti-takeover law
     Section 203 of the Delaware General Corporation Law prohibits certain business combination transactions between a Delaware corporation and any “interested stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years after the date on which the stockholder became an interest stockholder, unless
•	the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of the shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

•	on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder’s meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation’s voting stock other than shares held by the interested stockholder.
     Under Delaware law, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interest stockholder.
Transfer agent and registrar
     Mellon Investor Services, LLC is the transfer agent for our common stock.

Certain United States Federal Income Tax Considerations
     TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”); (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a summary of certain material U.S. federal income tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchased the note on original issuance at its initial offering price, which is assumed to be equal to $1,000 per note. This summary does not deal with special situations, such as
•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.
     The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.
     If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.
     If you are considering ownership of notes and the shares of common stock into which the notes may be converted, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.
     As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock that is, for U.S. federal income tax purposes,
•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     A “non-U.S. holder” is a beneficial owner of notes or shares of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such entities and individuals should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Consequences to U.S. holders
Payment of interest
     It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.
Additional payments
     We may be required to pay additional amounts to you in certain circumstances described above under the headings “Description of notes—Conversion rights.” This discussion assumes that the notes will not be treated as contingent payment debt instruments due to the possibility of such additional amounts.
Sale, exchange, redemption, or other disposition of notes
     Except as provided below under “Consequences to U.S. holders—Exchange of notes into cash or common stock and cash” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which amount would be treated as interest as described under “—Payment of interest” above. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
Exchange of notes into cash or common stock and cash
     If you convert your notes into a combination of cash and stock, it is likely that the conversion will be treated as a recapitalization. Under such treatment, you will realize gain, but not loss, equal to the excess, if any, of the fair market value of the common stock and cash received (except to the extent of amounts received with respect to accrued but unpaid interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the note (other than basis that is allocable to a fractional share), but in no event will the amount recognized exceed the amount of such cash received (excluding amounts received with respect to accrued but unpaid interest and cash received in lieu of a fractional share). You will recognize gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. The aggregate tax basis of the shares of common stock received upon a conversion, other than any shares of common stock received with respect to accrued but unpaid interest, will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share or cash received with respect to accrued but unpaid interest). Your holding period for these shares of common stock will include the period during which you held the notes. The tax basis of any shares of common stock received with respect to accrued but unpaid interest upon conversion will equal the then-current fair market value of that common stock. Your holding period for these shares of common stock will commence on the day after receipt.
     Alternatively there is a possibility that the conversion could be treated as a partial taxable sale of the note and a partial tax-free conversion of the note. You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the receipt of both cash and common stock upon conversion of a note.
     If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the note in a taxable disposition (as described above under “Sale, exchange, redemption or other disposition of the notes”).
Constructive distributions
     The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
Dividends
     Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 20011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.
Sale, exchange, redemption or other taxable disposition of common stock
     Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by individuals will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Possible effect of the change in conversion after a public acquirer change of control
     In certain situations, we may provide for the conversion of the notes into shares of a public acquirer (as described above under “Description of notes—Conversion rights—Conversion after a public acquirer change of control”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time.
Information reporting and backup withholding
     Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you, unless you are an exempt recipient, such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number or otherwise fail to comply with applicable requirements to establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the Internal Revenue Service.
Consequences to non-U.S. holders
Payments of interest
     The 30% U.S. federal withholding tax will not be applied to any payment to you of interest (including additional interest payable under certain circumstances) provided that
•	interest paid on the note is not effectively connected with your conduct of a trade or business in the U.S.;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN (or other applicable form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you and they satisfy the certification requirements of applicable Treasury regulations.
     Special certification rules apply to non-U.S. holders that are pass-through entities.
     If you cannot satisfy the requirements described above, payments of interest (including additional interest payable under certain circumstances) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although you will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) you will generally be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.
Dividends and constructive distributions
     Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any deemed dividend, it is possible that the U.S. federal tax on this dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
     A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.
Sale, exchange, redemption, conversion or other disposition of notes or shares of common stock
     Gain on the sale, exchange, redemption or other taxable disposition of a note, as well as upon the conversion of a note into cash or into a combination of cash and stock, or common stock will not be subject to U.S. federal income tax unless
•	that gain is effectively connected with your conduct of a trade or business in the U.S. (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of your holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.
     If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the U.S.
     If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty.
     We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.
     Any stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to non-U.S. holders—Payments of interest.”
Information reporting and backup withholding
     Generally, we must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
     In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to non-U.S. holders—Payments of interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient).
     In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient) or you otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the Internal Revenue Service.

Selling Securityholders
     The notes were originally issued by Pier 1 and sold by the initial purchaser of the notes in a transaction exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchaser to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.
     The following table sets forth information, as of June 8, 2006, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $165,000,000 aggregate principal amount of notes outstanding.
     The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at a maximum conversion rate of 92.1659 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

	Principal	% of	% of	Common Stock
	Amount of	Notes	Common	Offered
Name of Holder	Notes (3)	Owned	Stock (1)	Hereby (2)

Aristeia International Limited	11,440,000	6.93%	0.86%	1,054,378
Aristeia Partners LP	1,560,000	0.95%	0.12%	143,779
Arkansas Pers	290,000	0.18%	0.02%	26,728
Astra Zeneca Holdings Pension	35,000	0.02%	0.00%	3,226
D.E. Shaw Valence Portfolio, L.L.C.	13,000,000	7.88%	0.97%	1,198,157
DBAG London	10,020,000	6.07%	0.75%	923,502
Delaware PERS	230,000	0.14%	0.02%	21,198
Empyrean Capital Fund, LP	7,574,000	4.59%	0.57%	698,065
Empyrean Capital Overseas Benefit Plan Fund, Ltd	1,480,000	0.90%	0.11%	136,406
Empyrean Capital Overseas Fund, Ltd	12,446,000	7.54%	0.93%	1,147,097
Fore Convertible Master Fund, Ltd	275,000	0.17%	0.02%	25,346
Fore Erisa Fund, Ltd	28,000	0.02%	0.00%	2,581
Fore Multi Strategy Master Fund, Ltd	79,000	0.05%	0.01%	7,281
General Motors Investment Corp	7,500,000	4.55%	0.56%	691,244
Grace Convertible Arbitrage Fund, Ltd.	3,500,000	2.12%	0.26%	322,581
Greenwich Street Series Fund- Capital & Income Portfolio	400,000	0.24%	0.03%	36,866
Hallmark Convertible Securities Fund	5,000	0.00%	0.00%	461
ICI American Holdings Trust	65,000	0.04%	0.00%	5,991
Inflective Convertible Opportunity Fund I, LP	900,000	0.55%	0.07%	82,949
Inflective Convertible Opportunity Fund I, LTD	2,500,000	1.52%	0.19%	230,415
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	1,005,000	0.61%	0.08%	92,627
Institutional Benchmarks Series Ivan Segregated Accts	700,000	0.42%	0.05%	64,516
Kamunting Street Master Fund, LTD	4,000,000	2.42%	0.30%	368,664
KBC Financial Products USA, Inc.	300,000	0.18%	0.02%	27,650
Lyxer/Inflective Convertible Opportunity Fund	700,000	0.42%	0.05%	64,516
Lyxor Quest Fund Ltd	1,000,000	0.61%	0.08%	92,166
Man Mac I, Ltd	118,000	0.07%	0.01%	10,876
Managed Asset Trust	200,000	0.12%	0.02%	18,433
McMahon Securities Co. L.P.	30,000	0.02%	0.00%	2,765
Nomura Securities International, Inc.	10,000,000	6.06%	0.75%	921,659
Nuveen Preferred & Convertible Income Fund JPC	1,015,000	0.62%	0.08%	93,548
Nuveen Preferred & Convertible Income Fund JQC	1,430,000	0.87%	0.11%	131,797
Partners Group Alternative Strategies PCC Limited, Red Delta Cell	1,005,000	0.61%	0.08%	92,627
Phoenix-Durango Investments L.P.	2,500,000	1.52%	0.19%	230,415
Prudential Insurance Co. of America	15,000	0.01%	0.00%	1,382
Quattro Fund Ltd.	16,430,000	9.96%	1.22%	1,514,286
Quattro Multistrategy Masterfund LP	1,660,000	1.01%	0.13%	152,995
Quest Global Convertible Master Fund Ltd	500,000	0.30%	0.04%	46,083
Rampart Convertible Arbitrage	1,500,000	0.91%	0.11%	138,249
Salomon Brothers Capital and Income Fund	3,000,000	1.82%	0.23%	276,498
Sandelman Partners Multi-Strategy Master Fund, Ltd.	7,000,000	4.24%	0.53%	645,161
SB Capital Fund	5,000,000	3.03%	0.38%	460,830
SBCIF Convertibles	12,000,000	7.27%	0.90%	1,105,991
Smith Barney Convertible Fund	1,000,000	0.61%	0.08%	92,166
State of Oregon Equity	835,000	0.51%	0.06%	76,959
Sterling Invest Co.	30,000	0.02%	0.00%	2,765
Syngenta AG	45,000	0.03%	0.00%	4,147
Topaz Fund	2,000,000	1.21%	0.15%	184,332
Vicis Capital Master Fund	7,000,000	4.24%	0.53%	645,161
Wachovia Securities Intl. LTD	3,000,000	1.82%	0.23%	276,498
Zazove Convertible Arbitrage Fund, L.P.	1,000,000	0.61%	0.08%	92,166
Zazove Hedged Convertible Fund, L.P.	1,000,000	0.61%	0.08%	92,166
Total	160,345,000			14,778,341

(1)	Calculated based on 87,244,475 shares of our common stock outstanding as of June 8, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the maximum conversion rate of 92.1659 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of notes—Conversion rights — conversion rate adjustments.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information presented in this table, this prospectus may not reflect the exact principal amount of notes held by each selling securityholder on the date of this prospectus. The maximum aggregate principal amount of notes that may be sold pursuant to this prospectus will not exceed $165,000,000.

Plan of Distribution
     The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
     In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the common stock issuable upon conversion of the notes short and deliver these securities to close out such short positions, or loan or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock issuable upon conversion of the notes offered by them hereby will be the purchase price of the notes or the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.
     In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers.
     The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the sale of the notes and the common stock issuable upon conversion of the notes by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933.
     The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes or the common stock issuable upon conversion of the notes by the selling securityholders.
     A selling securityholder may decide not to sell any notes or the common stock issuable upon conversion of the notes described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the common stock issuable upon conversion of the notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the common stock issuable upon conversion of the notes by other means not described in this prospectus.
     With respect to a particular offering of the notes and the common stock issuable upon conversion of the notes, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:
•	the specific notes or common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

     We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the common stock issuable upon conversion of the notes under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock issuable upon conversion of the notes, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the common stock issuable upon conversion of the notes to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.
Legal Matters
     The validity of the issuance of the notes and the validity of the common stock issuable upon conversion of the notes has been passed upon for us by Winstead Sechrest & Minick P.C., Dallas, Texas. Tom Thomas, a director of Pier 1, is a shareholder of Winstead Sechrest & Minick P.C.
Experts
     The consolidated financial statements of Pier 1 Imports, Inc. appearing in Pier 1 Imports, Inc.’s Annual Report (Form 10-K) for the year ended February 25, 2006 and Pier 1 Imports, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of February 25, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Where You Can Find More Information
     We file annual, quarterly and current reports and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s website at www.sec.gov and on our website at www.pier1.com (click on “Investor Relations” and then “SEC Filings”). Information contained on our website is not part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common stock is listed.
     We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may view a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s website.
     The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
•	our Annual Report on Form 10-K for the fiscal year ended February 25, 2006, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders to be held on June 22, 2006; and

•	our Current Reports on Form 8-K filed on March 2, 2006, March 15, 2006, March 20, 2006, March 23, 2006, March 24, 2006, March 29, 2006, April 6, 2006, May 4, 2006, and June 1, 2006.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Michael A. Carter, Senior Vice President and General Counsel, Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102, by mail, or if by telephone at (817) 252-7630.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$17,655
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Printing and related expenses	5,000
Miscellaneous	—

TOTAL	$72,655

Item 15. Indemnification of Officers and Directors
     Section 102(b) (7) of the Delaware General Corporation Law (“DGCL”) grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Seventh of the Pier 1 Certificate of Incorporation contains a provision eliminating or limiting director liability to Pier 1 and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to Pier 1 or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the board of directors of Pier 1 protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of Pier 1 or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.
     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Seventh of the Pier 1 Certificate of Incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any person, who, by reason of the fact that he or she is a director or officer of Pier 1, or at the request of Pier 1 was serving as a director, officer, employee, or agent of another entity, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.
     Pier 1 has entered into agreements with all of its directors and its executive officers pursuant to which it has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law.

Item 16. Exhibits And Financial Statement Schedules
     (a) Exhibits.
     The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description
4.1	Indenture dated February 14, 2006 and Form of 6.375% Convertible Senior Notes due 2036, among Pier 1 Imports, Inc., the Subsidiary Guarantors parties thereto and JPMorgan Chase Bank, National Association, incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed February 16, 2006.

4.2	Registration Rights Agreement dated February 14, 2006, among Pier 1 Imports, Inc., the Guarantors parties thereto and the Initial Purchaser named therein, incorporated herein by reference to Exhibit 4.3 to the Company’s Form 8-K filed February 16, 2006.

*5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

*12.1	Computation of Ratios of Earnings to Fixed Charges.

*23.1	Consent of Ernst & Young LLP.

*24.1	Power of Attorney of the Company (included in the signature page of this registration statement).

*24.2	Power of Attorney of the Guarantors (included in the signature page of this registration statement)

*25.1	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, National Association.

*	Filed herewith
Item 17. Undertakings
     Each undersigned Registrant hereby undertakes:
     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     provided, however, that subparagraphs (i), (ii) and (iii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel that has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas on June 12, 2006.

PIER 1 IMPORTS, INC.
By:	/s/ Marvin J. Girouard
Marvin J. Girouard
Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Marvin J. Girouard and Charles H. Turner, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marvin J. Girouard	Chairman and Chief Executive Officer	June 12 , 2006
Marvin J. Girouard

/s/ Charles H. Turner	Executive Vice President, Finance, Chief Financial	June 12 , 2006
Charles H. Turner	Officer and Treasurer

/s/ Susan E. Barley	Principal Accounting Officer	June 12 , 2006
Susan E. Barley

/s/ John H. Burgoyne	Director	June 12 , 2006
John. H. Burgoyne

/s/ Dr. Michael R. Ferrari	Director	June 12, 2006
Dr. Michael R. Ferrari

/s/ James M. Hoak, Jr.	Director	June 12, 2006
James M. Hoak, Jr.

/s/ Karen W. Katz	Director	June 12, 2006
Karen. W. Katz

/s/ Terry E. London	Director	June 12, 2006
Terry E. London

/s/ Tom M. Thomas	Director	June 12, 2006
Tom M. Thomas

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas on June 12, 2006.

PIER 1 ASSETS, INC.

PIER 1 LICENSING, INC.

PIER 1 IMPORTS (U.S.), INC.

PIER 1 VALUE SERVICES, LLC

By:	Pier 1 Imports (U.S.), Inc. Sole Member and Manager

PIER 1 HOLDINGS, INC.

PIER 1 SERVICES COMPANY
By:	Pier 1 Holdings, Inc.,
Managing Trustee

By:	/s/ Marvin J. Girouard

Marvin J. Girouard
Chairman, President and Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael A. Carter, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marvin J. Girouard	Chairman, President and Chief Executive Officer	June 12, 2006
Marvin J. Girouard

/s/ Charles H. Turner	Executive Vice President, Chief Financial Officer, and Director*	June 12, 2006
Charles H. Turner

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas on June 12, 2006.

PIER 1 KIDS, INC.
By:	/s/ Marvin J. Girouard
Marvin J. Girouard
Chairman

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael A. Carter, , his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marvin J. Girouard	Chairman	June 12, 2006
Marvin J. Girouard

/s/ Paul D. Mihic	President	June 12, 2006
Paul D. Mihic

/s/ Charles H. Turner	Executive Vice President and Director	June 12, 2006
Charles H. Turner

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture dated February 14, 2006 and Form of 6.375% Convertible Senior Notes due 2036, among Pier 1 Imports, Inc., the Subsidiary Guarantors parties thereto and JPMorgan Chase Bank, National Association, incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed February 16, 2006.

4.2	Registration Rights Agreement dated February 14, 2006, among Pier 1 Imports, Inc., the Guarantors parties thereto and the Initial Purchaser named therein, incorporated herein by reference to Exhibit 4.3 to the Company’s Form 8-K filed February 16, 2006.

*5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

*12.1	Computation of Ratios of Earnings to Fixed Charges.

*23.1	Consent of Ernst & Young LLP.

*24.1	Power of Attorney of the Company (included in the signature page of this registration statement).

*24.2	Power of Attorney of the Guarantors (included in the signature page of this registration statement)

*25.1	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, National Association.

*	Filed Herewith